Exhibit 99.1

FOR IMMEDIATE RELEASE

Prime Meridian Holding Company Reports

FIRST quarter 2021 Results

TALLAHASSEE, FL – April 28, 2021 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG), the parent bank holding company for Prime Meridian Bank, today announced unaudited financial results for the quarter ended March 31, 2021. The Company reported net earnings of $2,234,478 or $0.72 per basic and $0.71 per diluted share, for the quarter ended March 31, 2021, compared to net earnings of $716,000 or $0.22 per basic and diluted share, for the quarter ended March 31, 2020.

“As Florida continues to move through the pandemic, we see signs of economic growth returning in our markets,” said Sammie D. Dixon, Jr., Vice Chairman, President and CEO of Prime Meridian.

“It’s true, COVID-19 has been very difficult for everyone,” he continued.  “It has been a time when both the Bank and our clients realized firsthand just how important we are to each other.  When push came to shove, our clients – existing and new alike – had no doubt we were there for them.”

“We did right by folks through the Paycheck Protection Program (PPP) and made the best of the opportunities presented,” continued Dixon.

He cited the Bank’s generational growth over the last fifteen months ($220 million in asset growth since December 31, 2019) which included twelve months of pandemic-related challenges.  “When you take the asset growth we’ve had, in the face of headwinds like this, you almost have to look at it as if we ‘grew’ ourselves another bank.”

“Our focus on the client is truly what sets us apart,” believes Dixon. “Percentage-wise our deposit franchise keeps getting stronger and stronger.”

Dixon attributes the Bank’s deposit growth in the first quarter of 2021 to a second round of PPP funding, expansion of existing relationships, and our ability to convert formerly non-client PPP relationships into active banking relationships for Prime Meridian.  Of the Bank’s 602 non-client PPP relationships, to date, approximately 40% have made such a conversion.

“During this first quarter we had a lot of non-PPP loan payoffs due to excess liquidity floating in the system,” said Dixon.  “The good news: we see the economy coming back and we are primed for nice loan growth going forward."

First Quarter 2021 Highlights

Financial Highlights - Prime Meridian Holding Company and Subsidiary (Unaudited)
(dollars in thousands except per share amounts)
	1Q'21	4Q'20	3Q'20	2Q'20	1Q'20
Net earnings	$2,234	$1,541	$1,481	$720	$716
Book value per share	$19.56	$19.32	$18.81	$18.30	$17.88
Earnings per share - Basic	$0.72	$0.50	$0.47	$0.23	$0.22
Earnings per share - Diluted	$0.71	$0.50	$0.47	$0.23	$0.22
Weighted-average basic shares outstanding	3,123,565	3,119,058	3,117,623	3,116,307	3,183,857
Weighted-average diluted shares outstanding	3,125,249	3,119,058	3,117,680	3,116,370	3,185,558
Return on average assets(1)	1.32%	0.97%	0.96%	0.47%	0.56%
Return on average equity(1)	14.72	10.44	10.27	5.09	5.09
Average yield on earning assets(1)	3.77	3.84	3.66	3.59	4.17
Net interest margin(1)	3.44	3.43	3.18	3.07	3.42
Efficiency ratio(2)	52.85	60.03	51.72	56.57	65.14
Nonperforming assets/total assets(3)	0.11	0.19	0.25	0.33	0.57

(1) Ratio has been annualized

(2) Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

(3) Nonperforming assets include other real estate owned and loans greater than 90 days past due and exclude troubled debt restructuring loans (TDRs).

•	Net earnings grew to $2.2 million during the first quarter of 2021, boosted primarily by PPP activity and the lack of required provision for loan losses.
•

Adjusted pre-tax, pre-provision net earnings for the first quarter were $2.9 million compared to $2.3 million for the fourth quarter of 2020 and $1.6 million for the first quarter of 2020. Adjusted pre-tax, pre-provision annualized returns on average assets and average common equity were 1.74% and 19.38%, respectively, for the first quarter of 2021. (These are considered non-GAAP financial measures. Please refer to "Non-GAAP Measures and Ratio Reconciliation" in the table on page 12 for more detail.)

•	Deposits increased by $70.8 million, or 12.2%, since December 31, 2020, boosted by a second round of PPP loan originations, continued organic relationship growth, and the conversion of formerly non-client PPP relationships into active banking relationships, all while reducing the average cost of interest-bearing deposits by 11 basis points.
•	Book value per share of $19.56 increased 9.4% year-over-year.
•	During the first quarter, 286 first-round PPP loans, totaling $29.8 million, were forgiven by the Small Business Administration (the "SBA").
•	COVID-19 loan modifications increased modestly from the prior quarter and represent only 2.7% of total loans (net of PPP).
•	As of April 26, 2021, the Company has submitted 453 applications to the SBA for a total of $45.2 million for a second-round of PPP funding. Of this amount, 442 loans for a total of $44.8 million, have been approved and funded.

COVID-19 Update

The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, lowered equity market valuations, created significant volatility and disruption in financial markets and significantly increased unemployment levels.  The extent to which the COVID-19 pandemic impacts our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios, will depend on future developments, the duration of the pandemic, the effectiveness and adoption of available vaccines, and the actions taken by governmental authorities to slow the spread of the disease and mitigate its economic impact.  At this time, we continue to monitor and adhere to national guidelines and local safety ordinances to ensure the safety of our clients and employees.

Management believes credit quality deterioration directly related to the pandemic could still materialize in the future. Since March of 2020, the Company has reported a peak of 70 requests for payment deferrals or modifications on loans totaling $42.4 million. Approximately 91% of the requests have been for loans secured with real estate.  That number declined to eight loan modification requests totaling $11.2 million as of March 31, 2021. The table below gives more detail on loan modification activity at March 31, 2021.

Active Loan Deferral Requests

March 31, 2021

(dollars in thousands)

Collateral or Loan Type	Number of Loans Modified	Dollar Amount Loans Modified	Average Balance Loans Modified	Interest Only Cumulative 3-Months	Interest Only Cumulative 6-12 Months	Payment Deferral Cumulative 12 Months	Weighted Average LTV Loans Modified	Percent of Total Loan Collateral or Type
1-4 family owner occupied	1	$42	$42	$42	$-	$-	33.0%	0.4%
1-4 family non-owner occupied	2	1,048	524	1,048	-	-	73.5	9.4
CRE owner occupied	4	3,073	768	-	3,073	-	62.4	27.6
CRE non-owner occupied	1	6,987	6,987	-	6,987	-	62.4	62.6
Commercial & industrial	-	-	-	-	-	-	-	-
Construction/Land	-	-	-	-	-	-	-	-
Consumer	-	-	-	-	-	-	-	-
Total	8	$11,150	$1,394	$1,090	$10,060	$-	-	100.0%

Earnings Summary (Unaudited)

(dollars in thousands)

				Change 1Q'21 vs.
	1Q'21	4Q'20	1Q'20	4Q'20	1Q'20
Net interest income	$5,566	$5,222	$4,143	6.6%	34.3%
Provision for loan losses	-	365	636	(100.0)	(100.0)
Noninterest income	672	532	367	26.3	83.1
Noninterest expense	3,297	3,454	2,938	(4.5)	12.2
Income taxes	707	394	220	79.4	221.4
Net earnings	$2,234	$1,541	$716	45.0%	212.0%

On a linked quarter basis and compared to the same period a year ago, the increase in net earnings was driven by PPP origination fees and the absence of a provision for loan losses.  Lower funding costs on deposits and higher noninterest income also contributed to higher net earnings in the first quarter of 2021.

Interest income (Unaudited)

(dollars in thousands)

				Change 1Q'21 vs.
	1Q'21	4Q'20	1Q'20	4Q'20	1Q'20
Interest income:
Loans	$5,805	$5,541	$4,429	4.8%	31.1%
Securities	249	$270	384	(7.8)	(35.2)
Other	49	$39	232	25.6	(78.9)
Total interest income	$6,103	$5,850	$5,045	4.3%	21.0%

On a linked quarter basis, the increase in total interest income is mostly attributed to PPP origination fees and a higher volume of real estate loans, partially offset by two fewer accrual days in the first quarter and lower adjusted loan yields (this is considered a non-GAAP financial measure - please refer to Non-GAAP Measures and Ratio Reconciliation in the table on page 12). Compared to the first quarter of 2020, the increase in total interest income is mostly attributed to a higher volume of loans and origination fees on first and second round PPP loans. Average loan balances increased $132.0 million, or 37.5%, from the first quarter of 2020, with more than half of the loan growth coming from PPP loan originations.  Excluding PPP loans, the average loan balance increased approximately $61.2 million, or 17.4%, from the same period last year, boosted primarily by commercial, construction, and residential real estate loan originations.  Decreases in interest income from securities and other interest-earning assets since the first quarter of 2020 are primarily a function of lower rates.

Interest expense (Unaudited)

(dollars in thousands)

				Change 1Q'21 vs.
	1Q'21	4Q'20	1Q'20	4Q'20	1Q'20
Total interest expense	$537	$628	$902	(14.5)%	(40.5)%

Despite higher balances of interest-bearing liabilities, total interest expense declined $91,000 from the fourth quarter of 2020 and $365,000 from the first quarter of 2020 due to lower funding costs. The average rate paid on deposits declined 11 basis points from the fourth quarter of 2020 and 54 basis points when compared to the first quarter of 2020.

Margin Analysis (Unaudited)

(dollars in thousands)

	1Q'21			4Q'20			1Q'20
		Interest			Interest			Interest
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate(5)	Balance	Dividends	Rate(5)	Balance	Dividends	Rate(5)
Interest-earning assets:
Loans(1)	$484,455	$5,699	4.71%	$477,570	$5,445	4.56%	$352,421	$4,363	4.95%
Loans held for sale	13,370	106	3.17	11,788	96	3.26	6,051	66	4.36
Debt securities available for sale	59,629	249	1.67	60,774	270	1.78	63,583	384	2.42
Other(2)	89,646	49	0.22	59,366	39	0.26	62,157	232	1.49
Total interest-earning assets	647,100	$6,103	3.77%	609,498	$5,850	3.84%	484,212	$5,045	4.17%
Noninterest-earning assets	27,743			25,629			26,021
Total assets	$674,843			$635,127			$510,233

Interest-bearing liabilities:
Savings, NOW and money-market deposits	$379,031	$401	0.42%	$349,699	$396	0.45%	$277,254	$544	0.78%
Time deposits	54,456	136	1.00	61,199	232	1.52	69,906	355	2.03
Total interest-bearing deposits	433,487	537	0.50	410,898	628	0.61	347,160	899	1.04
Other borrowings	17	-	-	-	-	-	1,273	3	0.94
Total interest-bearing liabilities	433,504	$537	0.50%	410,898	$628	0.61%	348,433	$902	1.04%
Noninterest-bearing deposits	173,997			158,829			99,857
Noninterest-bearing liabilities	6,638			6,372			5,690
Stockholders' equity	60,704			59,028			56,253
Total liabilities and stockholders' equity	$674,843			$635,127			$510,233

Net earning assets	$213,596			$198,600			$135,779
Net interest income		$5,566			$5,222			$4,143
Interest rate spread (3)			3.27%			3.23%			3.13%
Net interest margin (4)			3.44%			3.43%			3.42%

(1) Includes nonaccrual loans
(2) Other interest-earning assets include federal funds sold, interest-bearing deposits and Federal Home Loan Bank stock.

(3)    Interest rate spread is the difference between the total interest-earning asset yield and the rate paid on total interest-bearing liabilities.

(4)    Net interest margin is net interest income divided by total average interest-earning assets, annualized.

(5)   Annualized

The Company's net interest margin remained level in the first quarter of 2021 as unfavorable asset pricing was offset by the increased volume of interest-earnings assets and PPP origination fees and a continued reduction in the cost of deposits.

Provision for Loan Losses

The Company did not record any provision for loan losses during the first quarter of 2021 due to the $7.0 million reduction in total portfolio loan balances (excluding PPP loans) during the first quarter of this year. Driving the $7.0 million reduction was a large volume ($31.4 million) of non-PPP loan payoffs, partially offset by the funding of $25.0 million in new non-PPP loans during the first quarter.

Noninterest income (Unaudited)

(dollars in thousands)

				Change 1Q'21 vs.
	1Q'21	4Q'20	1Q'20	4Q'20	1Q'20
Service charges and fees on deposit accounts	53	$57	$64	(7.0)%	(17.2)%
Debit card/ATM revenue, net	109	102	81	6.9	34.6
Mortgage banking revenue, net	301	265	148	13.6	103.4
Income from bank-owned life insurance	63	64	40	(1.6)	57.5
Gain on sale of debt securities available for sale	108	-	-	-	-
Other income	38	44	34	(13.6)	11.8
Total noninterest income	$672	$532	$367	26.3%	83.1%

On a linked quarter basis and compared to the first quarter of 2020, the increase in noninterest income was driven by the $108,000 gain on sale of debt securities and mortgage banking revenue which has more than doubled since the first quarter of 2020.  The gain on sale of debt securities related to a $6 million portfolio bond transaction which was executed in the first quarter while the mortgage team continues to report strong production by units, volume, and gain on sales revenue.  Growth in debit card/ATM revenue also continues to contribute positively to the bottom line.

Noninterest expense (Unaudited)

(dollars in thousands)

				Change 1Q'21 vs.
	1Q'21	4Q'20	1Q'20	4Q'20	1Q'20
Salaries and employee benefits	1,852	$2,125	$1,618	(12.8)%	14.5%
Occupancy and equipment	386	378	338	2.1	14.2
Professional fees	130	101	91	28.7	42.9
Marketing	140	143	201	(2.1)	(30.3)
FDIC Assessment	70	44	52	59.1	34.6
Software maintenance, amortization and other	250	226	193	10.6	29.5
Other	469	437	445	7.3	5.4
Total noninterest expense	$3,297	$3,454	$2,938	(4.5)%	12.2%

On a linked quarter basis, a $273,000 decrease in salaries and benefits, partially offset by increases in other categories, was the principal driver of the $157,000 decrease in total noninterest expense.  The 12.8% decrease in salaries and employee benefits from the fourth quarter of last year is attributed to a special incentive bonus paid to employees in the fourth quarter who assisted in the originating and funding of PPP loans.  Increased accounting fees (up $32,000 over the fourth quarter due to accrual reversals in the fourth quarter), FDIC assessment fees (up $26,000 over fourth quarter due to a higher assessment rate and larger deposit balances), increased software, maintenance, amortization, and other (up $24,000 over the fourth quarter) and board expenses (up $31,000 over the fourth quarter due to an increase in director meeting fees) were the primary offsets to the decrease in salaries expense.

Compared to the first quarter of 2020, a $234,000 increase in salaries and employee benefits expense was the primary driver of the $359,000 increase in noninterest expense. This combined with modest increases in other categories was only partially offset by a $61,000 decrease in marketing expense which is attributed to the continued limitations on gatherings imposed by COVID-19 restrictions.

Balance Sheet

At March 31, 2021, the Company reported $720.9 million in total assets, $651.4 million in deposits, and $480.8 million in net portfolio loans. This compares to $647.3 million in total assets, $580.6 million in deposits, and $476.7 million in net portfolio loans at December 31, 2020.   Excluding the $78.6 million quarter-end balance of PPP loans, the Company's total loan portfolio decreased $7.0 million due to a high level ($31.4 million) of non-PPP loan payoffs in the first quarter.  The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary

Loans by Class

(dollars in thousands)

	March 31, 2021		December 31, 2020
	Unaudited		Audited
	Amount	% of Total	Amount	% of Total
Commercial real estate	$133,240	27.3%	$133,473	27.6%
Residential real estate and home equity	160,622	32.9	158,120	32.7
Construction	45,175	9.2	44,466	9.2
Commercial	143,748	29.4	141,542	29.2
Consumer	6,010	1.2	6,312	1.3
Total Loans	488,795	100.0%	483,913	100.0%

Net deferred loan fees	(1,926)		(1,160)
Allowance for loan losses	(6,097)		(6,092)
Loans, net	$480,772		$476,661

The $70.8 million increase in deposits since December 31, 2020 is attributed almost equally to growth of existing client relationships and PPP-induced liquidity.  The Company's round one and round two PPP-sourced deposits were estimated to be $35.2 million at March 31, 2021. While management anticipates some shrinkage in deposits as PPP funds are spent, management expects the majority of the increase in total deposits will remain long term.

Total stockholders’ equity was $61.1 million, or 8.5% of total assets, at March 31, 2021 compared to $60.3 million at December 31, 2020, or 9.3% of total assets.  Net growth in retained earnings and increased additional paid-in-capital were partially offset by a $1.0 million decrease in accumulated other comprehensive income. Book value per share increased from $19.32 at December 31, 2020 to $19.56 at March 31, 2021, with 3,124,794 common shares outstanding.

As of March 31, 2021, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.07%, a 13.72% Common Equity Tier 1 Capital Ratio, a 13.72% Tier 1 Risk-Based Capital Ratio, and a 14.98% Total Risk-Based Capital Ratio.  The Company maintains a $15 million, 5-year revolving Line of Credit, enhancing its liquidity sources to support the ongoing capital needs of the Bank. As of March 31, 2021, the Company had a $750,000 balance on the line of credit.

Asset Quality

Loans totaling $797,000 were deemed to be impaired under the Bank’s policy at March 31, 2021, with reserves on impaired loans totaling $229,000.  At March 31, 2021, the Bank had four nonaccrual loans in the aggregate amount of $797,000, compared to five nonaccrual loans totaling $1.3 million at December 31, 2020.  At March 31, 2021, the Company reported no loans greater than 90 days past due and accruing, no other real estate owned, and $5,000 in net recoveries. Nonperforming assets as a percentage of total assets stood at 0.11% at the March 31, 2021. Management believes that the allowance for loan losses which was $6.1 million, or 1.49% of gross loans (excluding PPP loans), at March 31, 2021 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company (OTCQX: PMHG) offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank. Founded in 2008, the Bank now serves the Tallahassee and Lakeland/Winter Haven Metropolitan Statistical Areas (MSA), including clients in North and Central Florida as well as South Georgia and South Alabama. The Bank currently has four Florida locations: two in Tallahassee, Florida, one in Crawfordville, Florida, and one in Lakeland, Florida. As of March 31, 2021, the Bank had 88 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit www.primemeridianbank.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

About Non-GAAP Financial Measures

Certain financial measures and ratios we present including "pre-tax, pre-provision (PTPP) net earnings," "PTPP return on average common equity," "PTPP return on average assets," and "adjusted average loan yield" are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to those financial measures and ratios as "non-GAAP financial measures." We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results.

We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present, and future periods.

These non-GAAP measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance. A reconciliation of non-GAAP financial measures is included at the end of the financial statement tables.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings (Unaudited)

(in thousands except per share amounts)

	1Q'21	4Q'20	3Q'20	2Q'20	1Q'20
Interest income:
Loans	$5,805	$5,541	$5,101	$4,844	$4,429
Securities	249	270	311	428	384
Other	49	39	43	62	232
Total interest income	6,103	5,850	5,455	5,334	5,045
Interest expense:
Deposits	537	628	710	737	899
Other borrowings	-	-	-	28	3
Total interest expense	537	628	710	765	902
Net interest income	5,566	5,222	4,745	4,569	4,143
Provision for loan losses	-	365	621	1,227	636
Net interest income after provision for loan losses	5,566	4,857	4,124	3,342	3,507

Noninterest income:
Service charges and fees on deposit accounts	53	57	48	44	64
Debit card/ATM revenue, net	109	102	91	79	81
Mortgage banking revenue, net	301	265	224	219	148
Income from bank-owned life insurance	63	64	40	40	40
Gain on sale of debt securities available for sale	108	-	-	-	-
Other income	38	44	167	32	34
Total noninterest income	672	532	570	414	367

Noninterest expense:
Salaries and employee benefits	1,852	2,125	1,498	1,546	1,618
Occupancy and equipment	386	378	377	381	338
Professional fees	130	101	89	83	91
Marketing	140	143	97	100	201
FDIC assessment	70	44	68	67	52
Software maintenance, amortization and other	250	226	205	201	193
Other	469	437	415	441	445
Total noninterest expense	3,297	3,454	2,749	2,819	2,938

Earnings before income taxes	2,941	1,935	1,945	937	936
Income taxes	707	394	464	217	220
Net earnings	$2,234	$1,541	$1,481	$720	$716

Basic earnings per common share	$0.72	$0.50	$0.47	$0.23	$0.22

Diluted earnings per common share	$0.71	$0.50	0.47	0.23	0.22

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020
	Unaudited
Interest income:
Loans	$5,805	$4,429
Securities	249	384
Other	49	232
Total interest income	6,103	5,045
Interest expense:
Deposits	537	899
Other borrowings	-	3
Total interest expense	537	902
Net interest income	5,566	4,143
Provision for loan losses	-	636
Net interest income after provision for loan losses	5,566	3,507
Noninterest income:
Service charges and fees on deposit accounts	53	64
Debit card/ATM revenue, net	109	81
Mortgage banking revenue, net	301	148
Income from bank-owned life insurance	63	40
Gain on sale of securities available for sale	108	-
Other income	38	34
Total noninterest income	672	367
Noninterest expense:
Salaries and employee benefits	1,852	1,618
Occupancy and equipment	386	338
Professional fees	130	91
Marketing	140	201
FDIC assessment	70	52
Software maintenance, amortization and other	250	193
Other	469	445
Total noninterest expense	3,297	2,938
Earnings before income taxes	2,941	936
Income taxes	707	220
Net earnings	$2,234	$716

Earnings per common share:
Basic	$0.72	$0.22
Diluted	0.71	0.22
Cash dividends per common share(1)	0.14	0.12

(1) Annual cash dividends were paid during the first quarters of 2020 and 2021.

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands)

	1Q'21	4Q'20	3Q'20	2Q'20	1Q'20
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
Assets
Cash & cash equivalents	$141,787	$68,985	$56,004	$62,307	$72,677
Debt securities available for sale	58,915	61,879	61,060	66,898	70,976
Loans, held for sale	12,532	13,593	14,900	8,949	8,946
Loans, net	480,772	476,661	465,642	442,574	362,436
Federal Home Loan Bank stock	366	493	493	493	493
Premises & equipment, net	8,200	8,248	8,210	8,187	8,072
Right of use lease asset	3,415	3,466	3,517	3,568	3,619
Accrued interest receivable	1,797	1,960	1,879	1,723	1,273
Bank-owned life insurance	10,748	10,685	6,621	6,581	6,541
Other real estate owned	-	-	234	234	234
Other assets	2,371	1,324	2,103	658	850
Total Assets	$720,903	$647,294	$620,663	$602,172	$536,117

Liabilities and Stockholders' Equity
Liabilities:
Noninterest-bearing demand deposits	$193,061	$162,013	$150,494	$146,542	$106,176
Savings, NOW and money-market deposits	406,413	362,147	340,931	323,523	297,991
Time deposits	51,955	56,432	63,822	66,449	70,116
Total Deposits	651,429	580,592	555,247	536,514	474,283
Other borrowings	750	-	-	-	-
Official checks	1,257	1,109	1,577	3,373	1,391
Operating lease liability	3,535	3,580	3,625	3,669	3,714
Other liabilities	2,803	1,758	1,563	1,584	1,038
Total Liabilities	659,774	587,039	562,012	545,140	480,426
Total Stockholders' Equity	61,129	60,255	58,651	57,032	55,691
Total Liabilities and Stockholders' Equity	$720,903	$647,294	$620,663	$602,172	$536,117

Prime Meridian Holding Company and Subsidiary
Financial Highlights (Unaudited)
(dollars in thousands except per share amounts)

	1Q'21	4Q'20	3Q'20	2Q'20	1Q'20
Per Share Data:
Earnings per common share - Basic	$0.72	$0.50	$0.47	$0.23	$0.22
Earnings per common share - Diluted	$0.71	$0.50	$0.47	$0.23	$0.22
Book value per common share	$19.56	$19.32	$18.81	$18.30	$17.88
Common shares outstanding	3,124,794	3,119,471	3,117,842	3,116,499	3,115,334
Weighted-average basic common shares outstanding	3,123,565	3,119,058	3,117,623	3,116,307	3,183,857
Weighted-average diluted common shares outstanding	3,125,249	3,119,058	3,117,680	3,116,370	3,185,558

Selected Performance Ratios and Other Data:
Return on average assets(1)	1.32%	0.97%	0.96%	0.47%	0.56%
Return on average equity(1)	14.72	10.44	10.27	5.09	5.09
Average yield on earning assets	3.77	3.84	3.66	3.59	4.17
Net interest margin(2)	3.44	3.43	3.18	3.07	3.42
Efficiency ratio(3)	52.85	60.03	51.72	56.57	65.14
Noninterest expense/average assets(1)	1.95	2.18	1.78	1.83	2.30

Asset Quality Data:
Nonaccrual loans	$797	$1,251	$1,315	$1,756	$2,244
Loans 90 days past due + other real estate owned	-	-	234	234	787
Total nonperforming assets	797	1,251	1,549	1,990	3,031
Nonperforming assets / total assets	0.11%	0.19%	0.25%	0.33%	0.57%
Loans 30-89 days past due	$1,795	$731	$-	$5	$3,029
Total loans, net of held-for-sale loans	488,795	483,913	473,089	449,667	366,627
Loans 30-89 days past due / total loans	0.37%	0.15%	0.00%	0.00%	0.83%
Net charge-offs / average loans (1)	-	0.09%	0.03%	0.64%	0.39%

Capital Ratios:
Tier 1 Leverage Capital Ratio (Company)	9.00%	9.26%	9.24%	9.53%	10.75%
Tier 1 Leverage Capital Ratio (Bank)	9.07	9.09	9.06	8.99	9.33
Common Equity Tier 1 Capital Ratio (Bank)	13.72	13.29	13.79	13.80	12.41
Tier 1 Risk-Based Capital Ratio (Bank)	13.72	13.29	13.79	13.80	12.41
Total Risk-Based Capital Ratio (Bank)	14.98	14.54	15.04	15.05	13.64

(1) Annualized
(2) Net interest margin is net interest income divided by total average interest-earning assets, annualized.
(3) Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

Prime Meridian Holding Company and Subsidiary
Non-GAAP Measures and Ratio Reconciliation Quarterly Pre-Tax Pre-Provision Calculation (Unaudited)
(dollars in thousands except per share amounts)

	1Q'21	4Q'20	3Q'20	2Q'20	1Q'20
Net Income
Net earnings (GAAP)	$2,234	$1,541	$1,481	$720	$716
Plus: provision for loan losses	-	365	621	1,227	636
Plus: income taxes	707	394	464	217	220
PTPP net earnings (non-GAAP)	$2,941	$2,300	$2,566	$2,164	$1,572

Earnings per Share EPS
Weighted average common shares, diluted	3,125,249	3,119,058	3,117,680	3,116,370	3,185,558
EPS, diluted (GAAP)	$0.71	$0.50	$0.47	$0.23	$0.22
PTPP EPS, diluted (non-GAAP)	$0.94	$0.74	$0.82	$0.69	$0.49

Return on Average Assets (ROAA)
Average assets	$674,843	$635,127	$618,854	$616,670	$510,233
ROAA (GAAP)	1.32%	0.97%	0.96%	0.47%	0.56%
PTPP ROAA (non-GAAP)	1.74%	1.45%	1.66%	1.40%	1.23%

Return on Average Equity
Average equity	$60,704	$59,028	$57,679	$56,563	$56,253
ROAE (GAAP)	14.72%	10.44%	10.27%	5.09%	5.09%
PTPP ROAE (non-GAAP)	19.38%	15.59%	17.80%	15.30%	11.18%

Adjusted Average Loan Yield:
Net loans, excluding loans held for sale	$480,772	$476,661	$465,642	$442,574	$362,436
Less PPP loans	(78,625)	(66,774)	(82,412)	(81,451)	-
Adjusted net loans, excluding loans held for sale and PPP (non-GAAP)	$402,147	$409,887	$383,230	$361,123	$362,436

Average loans, excluding loans held for sale	$484,455	$477,570	$459,984	$427,902	$352,921
Less average PPP loans	(70,880)	(77,367)	(82,132)	(62,086)	-
Adjusted average loans, excluding loans held for sale and PPP (non-GAAP)	$413,575	$400,203	$377,852	$365,816	$352,921

Interest on loans, excluding loans held for sale	5,699	5,445	5,000	4,745	4,363
Less interest income and earned fee income on PPP loans	(1,035)	(803)	(530)	(392)	-
Adjusted interest on loans, excluding loans held for sale and PPP (non-GAAP)	$4,664	$4,642	$4,470	$4,353	$4,363

Average loan yield, excluding loans held for sale (GAAP)	4.71%	4.56%	4.35%	4.44%	4.95%
Adjusted average loan yield, excluding loans held for sale and PPP (non-GAAP)	4.51%	4.64%	4.73%	4.76%	-

CONTACT:	Clint F. Weber, Chief Financial Officer and Executive Vice President
(850) 907-2300
Prime Meridian Holding Company
Website: www.primemeridianbank.com